Light & Wonder, Inc.
Reports First Quarter 2023 Results

Delivered Consolidated Revenue Growth of 17% Year-Over-Year with Strong Cash Flows
Achieved Double-Digit Growth Across all Three of our Businesses with 18% Gaming Revenue Growth and Record Revenue in SciPlay and iGaming
Principal Face Value of Debt Outstanding(1) of $3.9 Billion Translating to Net Debt Leverage Ratio(2) to 3.1x, Squarely in Targeted Range
Board of Directors Approved Secondary Listing on the Australian Securities Exchange

LAS VEGAS — May 9, 2023 — Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W,” or the “Company”) today reported results for the first quarter ended March 31, 2023.
We entered 2023 with strong momentum and delivered another quarter of double-digit topline growth with strong cash flows continuing to execute on our strategic plan and progress toward our long-term financial targets. Consolidated revenue grew 17%, driven by growth across all of our businesses, including another quarter of record revenues for SciPlay and iGaming:
•Gaming revenue increased 18% to $419 million compared to the prior year period, primarily driven by continued strength in Gaming machine sales, which increased 53%, and strong performance in Gaming operations and systems.
•SciPlay achieved record revenue of $186 million, an 18% increase compared to the prior year period, driven by the core social casino business, which delivered strong payer metrics and once again outpaced the market and gained share.
•iGaming revenue reached record quarterly revenue of $65 million, a 10% increase from the prior year period, primarily driven by continued growth in the U.S. market.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “We’re off to a strong start in 2023, delivering on all key metrics and once again driving double-digit revenue growth across all three of our businesses. Our strategy and disciplined investments are driving enhanced returns as we continue to develop and execute on our robust product roadmap, building off the strong momentum that we saw in 2022. The teams executed several notable wins and key launches in the quarter, and we have a full pipeline of games that support progress toward our long-term targets. With leading talent, technology and products, we continue to strengthen our position as the leading cross-platform global games company.”
Connie James, Chief Financial Officer of Light & Wonder, added, “We continue to capitalize on the strong growth opportunities that we see in our markets, and drive margin enhancement across the business as we remain focused on operational excellence. This quarter demonstrates Light & Wonder’s favorable financial profile with strong topline growth flowing to the bottom line, and importantly strong cash conversion, enabling us to invest in future sustainable growth. We continue to focus on generating significant cash flow while maintaining our balanced and opportunistic approach to capital management and a healthy balance sheet to enhance value for our shareholders.”

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conforms to the presentation found in Note 11 to the Condensed Consolidated Financial Statements in our March 31, 2023 Form 10-Q.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
LEVERAGE, CAPITAL RETURN, AND STRATEGY UPDATE
•Net debt leverage ratio(1) of 3.1x, within our targeted net debt leverage ratio(1) range of 2.5x to 3.5x, as of March 31, 2023, a decrease of 0.2x from December 31, 2022.
•Returned $437 million of capital to shareholders through the repurchase of approximately 7.6 million shares of L&W common stock since the initiation of the program through May 4, 2023, representing 58% of total program authorization.
•Preparing for potential Australian Securities Exchange (“ASX”) secondary listing — the Company’s Board of Directors has approved proceeding with a secondary listing on the ASX, in addition to the Company’s existing primary Nasdaq listing. The Board believes there are substantial potential benefits for the Company and its shareholders in pursuing a secondary listing on the ASX, including enhancing the Company’s profile in Australia, one of the leading markets for the Company’s Gaming business, and providing the Company access to new long-term Australian institutional investors that would complement its strong existing base of shareholders in the U.S. and Australia.

SUMMARY RESULTS
Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition of the Company’s continuing operations, which includes its Gaming, SciPlay and iGaming businesses. We have reflected our former Lottery business (disposed during the second quarter of 2022) and Sports Betting business (disposed during the third quarter of 2022) (collectively referred to as the “Divestitures”) as discontinued operations.

	Three Months Ended March 31,
($ in millions)	2023	2022
Revenue	$670	$572

Net income (loss)	27	(67)

Net cash provided by operating activities(2)	185	94

Capital expenditures	53	43

Non-GAAP Financial Measures

Consolidated AEBITDA(1)	$249	$202

Free cash flow(1)(2)	74	(11)

	As of
Balance Sheet Measures	March 31, 2023	December 31, 2022
Cash and cash equivalents	$931	$914
Total debt	3,890	3,894
Available liquidity(3)	1,819	1,802

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) For the three months ended March 31, 2022, these financial measures represent combined results inclusive of discontinued operations.
(3) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity, including the SciPlay Revolver.
First Quarter 2023 Financial Highlights:
•First quarter consolidated revenue was $670 million compared to $572 million, up 17% compared to the prior year period driven by double-digit growth across all of our businesses. Gaming revenue increased 18%, driven by another quarter of robust growth in Gaming machine sales, 53% year-over-year, while both SciPlay and iGaming reached new quarterly records.
•Net income was $27 million compared to a net loss of $67 million in the prior year period, primarily due to higher revenue and operating income as well as lower interest expense in the current period.
•Consolidated AEBITDA, a non-GAAP financial measure defined below, was $249 million, an increase of 23% compared to the prior year period, driven by double-digit growth across all of our businesses and improved margin.
•Net cash provided by operating activities was $185 million compared to combined net cash provided by operating activities of $94 million in the prior year period. The current year period cash flows benefited from lower interest payments coupled with favorable working capital changes primarily due to the timing of disbursements as well as receivables and inventory levels beginning to normalize, while the prior year period reflects cash flows from the Lottery business (which we divested during the second quarter of 2022), which were partially offset by higher payments associated with the strategic transactions.
•Free cash flow, a non-GAAP financial measure defined below, was $74 million compared to combined free cash flow(1) of $(11) million in the prior year period. The current year period free cash flow benefited from lower interest payments and favorable changes in working capital, as described above. The prior year period combined free cash flow was negatively affected by unfavorable changes in working capital accounts, primarily related to the timing of disbursements, including costs associated with the strategic transactions and timing of inventory purchases.
•Net debt leverage ratio, a non-GAAP financial measure defined below, was 3.1x as of March 31, 2023 compared to 3.3x as of December 31, 2022, remaining in our targeted net debt leverage ratio(1) range of 2.5x to 3.5x.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2023

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2023	2022	$	%	2023	2022	$	%	2023	2022	PP Change(3)
Gaming	$419	$355	$64	18%	$206	$171	$35	20%	49%	48%	1
SciPlay	186	158	28	18%	54	44	10	21%	29%	28%	1
iGaming	65	59	6	10%	23	21	2	10%	35%	36%	(1)
Corporate and other(4)	—	—	—	—%	(34)	(34)	—	—%	n/a	n/a	n/a
Total	$670	$572	$98	17%	$249	$202	$47	23%	37%	35%	2

PP — percentage points.
n/a — not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

First Quarter 2023 Key Highlights
•Gaming revenue increased 18% to $419 million compared to the prior year period, driven by continued momentum in Gaming machine sales, growing 53%. Gaming operations maintained elevated average daily revenue per unit, while Gaming systems continued strong momentum, growing 8%. Gaming AEBITDA was $206 million, up 20% compared to the prior year period.
•Gaming operation revenues continue to benefit from year-over-year growth in our North American installed base and average daily revenue per unit, as a result of strong content performance and the continued success of our KASCADA® and MURAL® cabinets. Our North American premium installed base has grown for the 11th consecutive quarter, representing 46% of our total installed base mix, while revenue per day remained at elevated levels. Additionally, we continue to see positive momentum with the Kascada Dual Screen and LANDMARK™ 7000 cabinets, validating our continued investment in our R&D engine to drive our long-term growth.
•SciPlay revenue increased 18% to $186 million compared to the prior year period, breaking another record by achieving the highest quarterly revenue ever. Growth was primarily driven by the core social casino business, which delivered strong payer metrics and once again outpaced the market and gained share. SciPlay continued to benefit from key investments that are driving strong engagement and monetization of our players. Payer conversion rates continued strong momentum, while ARPDAU(1) grew 20% year-over-year to a record $0.89, and AMRPPU(2) held at elevated levels.
•iGaming revenue increased 10% to $65 million, and AEBITDA was $23 million compared to $21 million in the prior year period. The revenue and AEBITDA increases were primarily driven by continued growth in the U.S. market. The U.S. market delivered 34% year-over-year revenue growth, driven in part by the strong launches of our land-based original content and scaling third party aggregation on our platform. The launch of our live casino in Michigan is pending final regulatory approval, now expected during the second half of the year.
•Consolidated capital expenditures were $53 million in the first quarter of 2023.

(1) Average Revenue Per Daily Active User.
(2) Average Monthly Revenue Per Paying User.
Earnings Conference Call
As previously announced, Light and Wonder executive leadership will host a conference call on Tuesday, May 9, 2023, at 4:30 p.m. EDT to review the Company’s first quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/ and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S. or +1 (204) 525-0658 for International and ask to join the Light & Wonder call using conference ID: 348332. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. (NASDAQ: LNW) is a global leader in cross-platform games and entertainment. The Company brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OPENGAMING™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.

You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-532-7614
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2023 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the effects of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions;
•our inability to successfully execute our strategy and rebranding initiative;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts if our common stock is listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;

•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2022 on March 1, 2023 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Services	$477	$431
Product sales	193	141
Total revenue	670	572

Operating expenses:
Cost of services(1)	108	90
Cost of product sales(1)	94	70
Selling, general and administrative	192	175
Research and development	54	53
Depreciation, amortization and impairments	101	108
Restructuring and other	19	36
Total operating expenses	568	532
Operating income	102	40
Other (expense) income:
Interest expense	(75)	(116)
Gain on remeasurement of debt and other	—	7
Other (expense) income, net	(1)	5
Total other expense, net	(76)	(104)
Net income (loss) from continuing operations before income taxes	26	(64)
Income tax benefit (expense)	1	(3)
Net income (loss) from continuing operations	27	(67)
Net income from discontinued operations, net of tax	—	95
Net income	27	28
Less: Net income attributable to noncontrolling interest	5	2
Net income attributable to L&W	$22	$26

Per Share - Basic:
Net income (loss) from continuing operations	$0.24	$(0.72)
Net income from discontinued operations	—	0.98
Net income attributable to L&W	$0.24	$0.26

Per Share - Diluted:
Net income (loss) from continuing operations	$0.23	$(0.72)
Net income from discontinued operations	—	0.98
Net income attributable to L&W	$0.23	$0.26

Weighted average number of shares used in per share calculations:
Basic shares	91	97
Diluted shares	93	97

(1) Excludes depreciation and amortization.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	March 31,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$931	$914
Restricted cash	93	47
Receivables, net of allowance for credit losses of $38	458	455
Inventories	172	161
Prepaid expenses, deposits and other current assets	108	117
Total current assets	1,762	1,694

Restricted cash	6	6
Receivables, net of allowance for credit losses of $2	14	14
Property and equipment, net	214	204
Operating lease right-of-use assets	47	49
Goodwill	2,922	2,919
Intangible assets, net	743	797
Software, net	141	145
Deferred income taxes	112	114
Other assets	61	67
Total assets	$6,022	$6,009

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$23	$24
Accounts payable	189	154
Accrued liabilities	362	380
Income taxes payable	68	64
Total current liabilities	642	622

Deferred income taxes	71	87
Operating lease liabilities	35	37
Other long-term liabilities	223	232
Long-term debt, excluding current portion	3,867	3,870
Total stockholders’ equity(1)	1,184	1,161
Total liabilities and stockholders’ equity	$6,022	$6,009

(1) Includes $176 million and $171 million in noncontrolling interest as of March 31, 2023 and December 31, 2022, respectively.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income	$27	$28
Less: Income from discontinued operations, net of tax	—	(95)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations	138	121
Changes in working capital accounts, excluding the effects of acquisitions	32	(72)
Changes in deferred income taxes and other	(12)	4
Net cash provided by (used in) operating activities from continuing operations	185	(14)
Net cash provided by operating activities from discontinued operations	—	108
Net cash provided by operating activities	185	94

Cash flows from investing activities:
Capital expenditures	(53)	(43)
Acquisitions of businesses, net of cash acquired	—	(108)
Other	(1)	—
Net cash used in investing activities from continuing operations	(54)	(151)
Net cash used in investing activities from discontinued operations	(3)	(25)
Net cash used in investing activities	(57)	(176)

Cash flows from financing activities:
(Payments of) proceeds from long-term debt, net	(6)	150
Payments of debt issuance and deferred financing costs	—	(1)
Payments on license obligations	(12)	(19)
Purchase of L&W common stock	(28)	(51)
Purchase of SciPlay’s common stock	(8)	—
Net redemptions of common stock under stock-based compensation plans and other	(11)	(25)
Net cash (used in) provided by financing activities from continuing operations	(65)	54
Net cash used in financing activities from discontinued operations	—	(2)
Net cash (used in) provided by financing activities	(65)	52
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1)
Increase (decrease) in cash, cash equivalents and restricted cash	63	(31)
Cash, cash equivalents and restricted cash, beginning of period	967	701
Cash, cash equivalents and restricted cash, end of period	1,030	670
Less: Cash, cash equivalents and restricted cash of discontinued operations	—	117
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$1,030	$553

Supplemental cash flow information:
Cash paid for interest	$63	$117
Income taxes paid	9	9
Distributed earnings from equity investments	—	1
Supplemental non-cash transactions:
Non-cash interest expense	$3	$6

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, CONSOLIDATED AEBITDA MARGIN AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended March 31,
	2023	2022
Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA
Net income attributable to L&W	$22	$26
Net income attributable to noncontrolling interest	5	2
Net income from discontinued operations, net of tax	—	(95)
Net income (loss) from continuing operations	27	(67)
Restructuring and other(1)	19	36
Depreciation, amortization and impairments(2)	101	108
Other expense (income), net	2	(2)
Interest expense	75	116
Income tax (benefit) expense	(1)	3
Stock-based compensation	26	15
Gain on remeasurement of debt and other	—	(7)
Consolidated AEBITDA	$249	$202

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$206	$171
SciPlay	54	44
iGaming	23	21
Total business segments AEBITDA	283	236
Corporate and other(3)	(34)	(34)
Consolidated AEBITDA	$249	$202

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$249	$202
Revenue	670	572
Net income (loss) margin from continuing operations	4%	(12)%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	37%	35%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes $50 million and $51 million in amortization related to acquired intangible assets for the three months ended March 31, 2023 and 2022, respectively. The amortization related to acquired intangible assets for the fully year of 2022 was $204 million.
(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	March 31, 2023	March 31, 2022	December 31, 2022
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$160	$155	$157
Gaming machine sales	158	103	156
Gaming systems	55	51	73
Table products	46	46	52
Total revenue	$419	$355	$438

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,675	30,359	30,630
Average daily revenue per unit	$45.47	$43.39	$44.07
International:(1)
Installed base at period end	26,220	29,762	27,126
Average daily revenue per unit	$14.19	$13.72	$13.80

Gaming Machine Sales:
U.S. and Canada new unit shipments	4,057	3,382	5,099
International new unit shipments	3,621	1,914	2,661
Total new unit shipments	7,678	5,296	7,760
Average sales price per new unit	$18,748	$17,099	$18,047

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,760	3,152	4,322
Casino opening and expansion units	297	230	777
Total unit shipments	4,057	3,382	5,099
International unit shipments:
Replacement units	2,210	1,914	2,565
Casino opening and expansion units	1,411	—	96
Total unit shipments	3,621	1,914	2,661

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$166	$140	$158
Web in-app purchases and other(2)	21	18	24
Total revenue	$186	$158	$182

In-App Purchases:
Mobile penetration(3)	91%	90%	90%
Average MAU(4)	6.1	6.3	5.7
Average DAU(5)	2.3	2.3	2.2
ARPDAU(6)	$0.89	$0.74	$0.87
Average MPU(7) (in thousands)	625	560	591
AMRPPU(8)	$97.43	$92.45	$99.16
Payer Conversion Rate(9)	10.3%	8.9%	10.4%

iGaming Business Segment Supplemental Data:
Wagers processed through OGS (in billions)	$20.3	$17.5	$19.1

(1) Excludes the impact of game content licensing revenue.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA
	Twelve Months Ended
	March 31, 2023	December 31, 2022
Net income attributable to L&W	$3,671	$3,675
Net income attributable to noncontrolling interest	25	22
Net income from discontinued operations, net of tax	(3,778)	(3,873)
Net loss from continuing operations	(82)	(176)
Restructuring and other	129	146
Depreciation, amortization and impairments	413	420
Other income, net	(2)	(6)
Interest expense	286	327
Income tax expense	9	13
Stock-based compensation	80	69
Loss on debt financing transactions	147	147
Gain on remeasurement of debt and other	(20)	(27)
Consolidated AEBITDA	$960	$913

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	March 31, 2023	December 31, 2022
Consolidated AEBITDA	$960	$913

Total debt	$3,890	$3,894
Add: Unamortized debt discount/premium and deferred financing costs, net	45	47
Less: Debt not requiring cash repayment and other	(1)	(2)
Principal face value of debt outstanding	3,934	3,939
Less: Cash and cash equivalents	931	914
Net debt	$3,003	$3,025

Net debt leverage ratio	3.1	3.3

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW AND COMBINED FREE CASH FLOW
	Three Months Ended March 31,
	2023	2022
	Consolidated	Continuing Operations	Discontinued Operations(1)	Combined(2)
Net cash provided by (used in) operating activities	$185	$(14)	$108	$94
Less: Capital expenditures	(53)	(43)	(25)	(68)
Less: Payments on license obligations	(12)	(19)	(2)	(21)
Less: Change in restricted cash impacting working capital	(46)	(7)	(9)	(16)
Free cash flow	$74	$(83)	$72	$(11)

(1) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

Discontinued Operations
We sold our former Lottery business to Brookfield Business Partners L.P. during the second quarter of 2022. We sold our former Sports Betting business to Endeavor Operating Company, LLC, a subsidiary of Endeavor Group Holdings, Inc., in a cash and stock transaction completed during the third quarter of 2022. Accordingly, the prior period financial results for these divested businesses are presented as discontinued operations in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. We report our continuing operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management (“Management”) uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), Consolidated AEBITDA margin, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company sold its former Lottery business and Sports Betting business and as such, historical financial information for these divested businesses is classified as discontinued operations, as described above. Management believes that Combined free cash flow is useful during the period until the disposition occurred as it provided Management and investors with information regarding the Company’s combined financial condition under the structure at the time, including for prior period comparisons, as the Company transformed its strategy subsequent to the Divestitures.
Additionally, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this cash flow remains available for such decisions.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of continuing operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, Management believes that Free cash flow from discontinued operations provides useful information regarding the Company’s operations as well as the impact of the discontinued businesses on the overall financial results for the prior periods presented as they remained under the structure of the Company for those periods. This non-GAAP measure is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations and as such does not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to Net income attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Interest expense; (8) Income tax (benefit) expense; (9) Stock-based compensation; and (10) Other expense (income), net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income (loss) from continuing operations, the most directly comparable GAAP measure, in a schedule above.
Free Cash Flow (representing free cash flow from continuing operations)
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flow (representing our continuing operations) and Free cash flow from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, but it does not include other long term obligations of $1 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.

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